Exhibit 99.1

Green Earth Technologies, Inc., Strengthens and Expands Board of Directors

Walter Raquet Appointed as Independent Director

Celebration, FL., June 6, 2012— Green Earth Technologies, Inc. (GETG.BB), announced today that it has appointed Walter Raquet, a seasoned executive with more than 40 years experience, to its Board of Directors. Mr. Raquet will serve as an independent director.

Walter Raquet was a co-founder of Knight Securities. Mr. Raquet is currently Chairman of Bolton LLC an investment management company. He was Chairman of WR Platform Advisors LP, a technology platform and service provider of managed accounts for hedge fund investments from 2004 to 2011. He was Director, Executive Vice President of Knight Securities from 1998 through 2002. Before 2000, Mr. Raquet was the Chief Operating Officer of Knight Securities since its inception in 1995. Prior to Knight he was a Senior Vice President with Spear, Leeds & Kellogg/Troster Singer and a Partner at Herzog Heine & Geduld, Inc., where he directed the firm's technology and marketing efforts. Also, Mr. Raquet was Corporate Controller for PaineWebber Incorporated, Executive Vice President of Cantor Fitzgerald and Controller for Weeden & Co. He is a CPA and practiced at the accounting firm of Price Waterhouse. Mr. Raquet received a B.S. degree in Accounting from New York University.

Jeffrey Loch, President and Chief Marketing Officer, stated, "We are extremely pleased to add an experienced leader like Walter Raquet to our Board of Directors. Walter brings a wealth of public company and corporate strategy experience, including guidance to hyper-growth companies. His direction will prove invaluable to management and the board as we execute our strategic plan."

Mr. Raquet added, "I believe G.E.T. has a unique opportunity to create meaningful shareholder value in a growing environmentally friendly, bio-based performance and cleaning products industry and I am excited to work with Jeffrey Loch, Greg Adams and the entire Green Earth team."

SOURCE Green Earth Technologies, Inc.

ABOUT GREEN EARTH TECHNOLOGIES

Green Earth Technologies, Inc. (G.E.T.) (OTC Bulletin Board: GETG.OB) is a "totally green" clean tech company that combines domestically sourced renewable and reusable feed stocks with proprietary technologies molded around the four ideologies of being GREEN: biodegradable, recyclable, renewable and environment safe. Branded as G-OIL®, G-CLEAN® and G-MARINE®, G.E.T. produces a full line of "clean & green" American made environmentally preferred lubricants and cleaning products that allows concerned consumers who care about the environment and American energy independence to do their part without sacrificing value or performance. Save the Earth - Sacrifice Nothing(R).

G.E.T. products are available online at Amazon.com and at a variety of retailers and lube centers, including: The Home Depot, Wal-Mart Stores Inc., Menards, Strauss Auto Stores, Canadian Tire Corporation, Fred Meyer, VIP, National Auto Stores, Lex Brodie's Tire Company, Honest One, Do It Best and participating ACE & True Value dealers. Please visit www.getG.com for the latest news and in depth information about G.E.T and their brands.

Statements made in this release that relate to future plans, events, financial results or performance are forward-looking statements as defined under the Private Securities Litigation Reform Act of 1995. These statements are based upon current information and expectations. Actual results may differ materially from those anticipated as a result of certain risks and uncertainties. Investors should also be aware that while the Company from time to time does communicate with securities analysts, it is against the Company's policy to disclose to them any material non-public information or other confidential commercial information. Investors should not assume that the Company agrees with any report issued by any analyst or with any statements, projections, forecasts or opinions contained in any such report.

Contact: John Love                248-816-0106              john@emcstrategic.com